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                                                                   EXHIBIT 4.3

                    NEOGEN CORPORATION STOCK OPTION PLAN II
                             DATED DECEMBER 9, 1991
                         AS AMENDED ON DECEMBER 6, 1994


1. Purpose.

        The purpose of this Stock Option Plan (the "Plan") is to advance the interests of the Company and its shareholders by providing an incentive to Eligible Employees, as hereinafter defined, of Neogen Corporation (the "Corporation"). It is anticipated that the Plan will stimulate the efforts of Eligible Employees on behalf of the Corporation and strengthen their desire to remain with the Corporation.

2.  Stock Subject To The Plan.

        1,059,375 shares of the authorized but unissued (or authorized, issued, but not outstanding) Common Stock, par value $.16 per share, of the Corporation (the "Common Stock") will be reserved for issuance upon the exercise of such options as may be granted pursuant to the Plan. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of the Plan. The number of shares available for options to be granted hereunder is subject to adjustment upon the occurrence of the events described in Section 7 hereof.

3.  Eligibility.

        For all purposes of the Plan, the term "Eligible Employee" shall mean any officer or other key employee of the Corporation as may be selected and designated as such by the Committee (as defined below), directors and members of the Scientific Review Council ("SRC") of the Company. No Eligible Employee may be granted Incentive Stock Options, as hereinafter defined, to the extent that such grant would cause the aggregate Fair Market Value (determined as of the time options are granted) of the stock of the Corporation for which Incentive Stock Options are granted to such employee in any calendar year (under all stock option plans of the Corporation) to exceed the limit set forth in Section 422A of the Internal Revenue Code (the "Code") or any successor provisions of the Code.

4.  Administration Of Plan.

        (a) The Plan shall be administered by a committee appointed by the Board of Directors, which committee shall consist of not fewer than two Board members (the "Committee"). The Committee shall have the authority, subject to the express provisions hereof, to determine the nature of the option, the present and future Eligible Employees who are to receive options hereunder and the number and option price of the shares to be covered by each such option.
The Committee shall also have authority to adopt rules and regulations for and otherwise administer and interpret the provisions of the Plan. Decisions of the Committee shall be

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final with respect to all matters concerning the Plan. A majority of the
Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present (or acts approved in writing by a majority of the Committee) shall be the acts of the Committee.

        (b) Members of the Board who are either eligible for options or have been granted options may vote on any matters affecting the administration of the Plan or the grant of options pursuant to the Plan, except that no member shall act upon the granting of an option to himself, but such member may be counted in determining the existence of a quorum at any meeting at which action is taken with respect to the granting of options to him.

5. Effective Date And Termination.

        The Effective Date of the Plan shall be the date upon which the Plan is adopted by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate ten years from the Effective Date, and no option shall be granted thereafter. The Plan shall terminate if it is not approved within twelve (12) months after the Effective Date by a vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation. Unless it shall have been so approved it shall then be ineffective, and any options granted hereunder prior thereto are hereby granted subject to such approval of the Plan by the shareholders.

6. Terms And Conditions Of Stock Options.

        Stock options granted pursuant to the Plan shall be designated by the Committee either as "Non-qualified Stock Options" or as "Incentive Stock Options." Incentive Stock Options granted pursuant to the Plan are intended to comply with the provisions of Section 422A of the Code, as amended, and shall be granted by the Committee only in accordance with such provisions.

        Each stock option granted pursuant to the Plan shall be evidenced by a written option agreement duly executed and delivered on behalf of the Corporation and by the individual to whom the option is granted (the "Optionee"). Such option agreements shall be in such form as the Committee shall approve from time to time but in no event shall any such option agreement be inconsistent with the terms of the Plan.

6.1   Non-qualified Stock Options.

        Option agreements with respect to Non-qualified Stock Options shall contain in substance the following terms and conditions:

        (a) Price. The option price per share shall be as determined by the Committee from time to time but in no instance shall it be less than 100% of the Fair Market Value of Common Stock on the date an option is granted. Such Fair Market Value shall be as determined by the Committee in good faith.





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        (b)   Number Of Shares.  The option agreement shall specify the number of shares to which it pertains.

        (c) Period For Exercise. Each option shall become exercisable in accordance with a schedule to be established by the Committee with respect to each option at the time such option is granted, except that any option may be made fully exercisable as to all or part of the entire then remaining balance of shares covered by it upon determination by the Committee that such earlier exercise would be advisable owing to the Optionee's death, retirement, physical or mental disability preventing the performance of the Optionee's regular duties, or for other reasons deemed appropriate by the Committee. All or any part of the number of shares with respect to which such right to purchase has accrued may be purchased at the time of such accrual or at any time thereafter as provided in the option agreement; provided, however, that in no event may the option agreement provide for any right to purchase on or after the tenth anniversary of the date on which an option is granted. Each option shall expire completely to the extent that it is not exercised before the earlier of the date provided in the option agreement or the tenth anniversary of the date it was granted.

        (d) Termination Of Employment Or Service Other Than By Death. If the employment, or in the case of directors and SRC members, the service of an Optionee with the Corporation is terminated for any cause, other than death of the Optionee, whether by reason of resignation, discharge with or without cause, physical or mental disability, retirement, or otherwise, the Optionee may exercise the option at any time prior to its stated expiration date thereby, provided that it is exercised within three (3) months after the date of such termination of employment or service, but only if and to the extent he was entitled to exercise the option at the date of such termination except as may be otherwise determined by the Committee under the provisions of Section 6.1(c) hereof. To the extent that the Optionee is not entitled to exercise his option at the date of termination, or, if he was entitled to exercise the option but fails to do so within the time specified herein, the option shall terminate.

        (e) Termination Of Employment Or Service By Death. Any option shall be exercisable at any time within twelve (12) months after the date of an Optionee's death, but prior to its stated expiration date, by the executor or administrator of the Optionee's estate or by the Optionee's legatees or heirs, whichever may be entitled, but only if and to the extent that the option might have been exercised by the Optionee at the date of death, except as may be otherwise determined by the Committee under the provisions of Section 6.1(c) hereof. To the extent that Optionee is not entitled to exercise his option at the date of termination, or, if he was entitled to exercise the option but fails to do so within the time specified herein, the option shall terminate.

        (f) Leave Of Absence. The Committee shall determine whether an authorized leave of absence shall constitute a termination of employment or service for the purposes of the Plan and whether any option shall continue in effect and under what circumstances it may be exercised in any such case, except that no such determination by the Committee shall permit an option to be exercised after its stated expiration date.





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        (g)   Transferability.  No option shall be assignable or transferable by the Optionee except by will or under the laws of descent and distribution, and during the life of an Optionee, the option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative in accordance with the provisions of this Plan.

        (h) Exercise And Payment. An Optionee, or other person entitled to exercise an option, electing to exercise an option, shall give written notice of such election to the Corporation specifying the option agreement under which the option was granted and the number of shares as to which the exercise is being made. Such notice shall be accompanied by payment in full of the purchase price for the number of shares as to which the exercise related. The purchase price shall be paid in cash or by bank check. Upon receipt of such notice and payment, the Corporation (except as provided below) shall promptly issue and deliver to the Optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made.

        (i) Termination Due To Consolidation Or Merger. The Committee may cause an option agreement to contain a provision that the Corporation, in its discretion, may give an Optionee not less than thirty (30) days written notice of a proposed consolidation or merger affecting the Corporation, such notice to state that, if the Board in its sole discretion shall so determine, all options that are not exercisable as of the notice date shall terminate and that, with respect to all options which are exercisable as of the notice date, either (A) that (i) the Optionee may exercise during a thirty (30) day period after the sending of such notice, but not after the Expiration Date of his option, any part or all of such exercisable options which have not previously been exercised, and (ii) all of said options not exercised within such thirty (30) day period shall be canceled or (B) that the Corporation will at or before the time any such consolidation and merger takes place terminate such exercisable options and pay to the Optionee in cash the amount, if any, by which the value per share to be received by the holders of the Corporation's Common Stock (after giving effect to any such payment to the holders of options) in such consolidation or merger, as determined by the Board of Directors, exceeds the option price multiplied by the number of shares covered by such exercisable options. With respect to options that are not exercisable as of the notice date, if the Board elects not to terminate all or any of such options it may, in its sole discretion, declare that all or any of such options may be (1) exercised in accordance with clause (A) hereof, or (2) terminated and payment made in respect of such non-exercisable options in accordance with clause (B) hereof.

        (j) Securities And Other Laws. In any case where in the opinion of the Committee the issue and delivery of shares upon the exercise of an option would violate requirements of Federal or state securities or other laws, the Corporation shall be entitled to postpone such issue and delivery until such requirements have been complied with. The Committee may require representations and agreements from the Optionee in order to insure compliance with Federal or state securities or other laws, such as a representation or agreement that the Optionee is acquiring the shares for investment and not for distribution or resale.





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        (k)   Rights As Shareholder.  No Optionee shall have any rights as a shareholder with respect to any shares covered by the option until the date of issuance of a stock certificate for such shares. No adjustment shall be made in favor of any Optionee for dividends or other rights for which the record date is prior to the date upon which such stock certificate is issued.

        (l) Other Provisions. An option agreement pursuant to which options are granted may contain such other terms, provisions and conditions as shall be determined by the Committee which are not inconsistent with the Plan.

6.2  Incentive Stock Options.

        (a) Option agreements with respect to Incentive Stock Options shall be upon the same terms and conditions as those with respect to Non-qualified Stock Options except that (a) no such Incentive Stock Option may be granted under the Plan if such grant, together with any applicable prior grants, would exceed any maximum established under the Internal Revenue Code, as amended from time to time, for Incentive Stock Options of any single employee. Should any Incentive Stock Option exceed such maximum, the option shall be void, but only to the extent of such excess, and (b) any Incentive Stock Option granted to an individual who, at the time of such grant "owns" (as defined in sections 422A and 425 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary shall have an Option Price of at least 110% of Fair Market Value and a term of not more than five years.

6.3   Automatic Stock Options.

        Notwithstanding other provisions of this Plan and to the extent shares are available for grant under the Plan, the members of the Company's Board of Directors, who are not employees of the Corporation ("Outside Directors"), and the members of its Scientific Review Council shall automatically be granted Non-qualified Stock Options on the terms described in this Section 6.3 and shall not be eligible to be granted any other options under this Plan.

Each Outside Director who is serving as a member of the Board of Directors of the Corporation on November 15, 1990 shall automatically be granted a Non-qualified Stock Option to purchase 10,000 shares of Common Stock as of November 15, 1990, which options shall be exercisable in one-third cumulative annual installments beginning as of the later of August 31, 1990 or one year after his or her election to the Board of Directors of the Corporation.

Each Outside Director of the Corporation who is elected or appointed to serve as a member of the Board of Directors of the Corporation after November 15, 1990 shall automatically be granted a Non-qualified Stock Option to purchase 10,000 shares of Common Stock as of the date of his or her election or appointment, which options shall be exercisable in one-third cumulative annual installments beginning one year after the date of his or her election.





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Each Outside Director of the Corporation who is elected or appointed after
October 13, 1993 shall automatically be granted a Non-qualified Stock Option to purchase 5,000 shares of Common Stock as of the date such person is first elected or appointed to the Board of Directors, and such options shall be exercisable in one-third cumulative annual installments beginning one year after the date of the grant.

Each Outside Director of the Corporation who is re-elected to the Board of Directors subsequent to October 13, 1993 shall automatically be granted a Non-qualified Stock Option to purchase 2,000 shares of Common Stock for each reelection subsequent to October 13, 1993, and such options shall be exercisable in one-third cumulative annual installments beginning one year after the date of the grant.

Each incumbent Outside Director of the Corporation elected during the October 7, 1993 Annual Meeting of Shareholders of the Corporation is granted a one-time Non-qualified Stock Option equal to 2,000 shares of Common Stock multiplied by the number of times he has been elected to the Board of Directors between October 1, 1990 and October 7, 1993, inclusive. Such options are granted as of October 13, 1993 and are exercisable in one-third cumulative annual installments beginning one year after the date of the grant.

Each person who is serving as a member of the Scientific Review Council of the Corporation on February 13, 1991 shall automatically be granted a Non-Qualified Stock Option to purchase 6,000 shares of Common Stock as of February 13, 1991, which options shall be exercisable in one-third cumulative annual installments beginning as of the later of August 31, 1990 or one year after his or her election or appointment to serve as a member of the Scientific Review Council of the Corporation.

Each person who is elected or appointed to serve as a member of the Scientific Review Council of the Corporation after February 13, 1991 shall automatically be granted a Non-qualified Stock Option to purchase 6,000 shares of Common Stock as of the date of his or her election or appointment, which options shall be exercisable in one-third cumulative annual installments beginning one year after the date of his or her election.

Each person who is elected or appointed to serve as a member of the Scientific Review Council after October 15, 1993 shall automatically be granted a Non-qualified Stock Option to purchase 2,500 shares of Common Stock as of the date of his or her election or appointment, and such options shall be exercisable in one-third cumulative annual installments beginning one year after the date of the grant.

Each Scientific Review Council member who is re-elected to the Scientific Review Council shall automatically be granted a Non-qualified Stock Option to purchase 1,000 shares of Common Stock for each reelection subsequent to October 15, 1993, and such options shall be exercisable in one-third cumulative annual installments beginning one year after the date of the grant.





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Each incumbent member of the Scientific Review Council who is a member of the
Scientific Review Council as of October 15, 1993, is granted a one-time Non-qualified Stock Option equal to 1,000 shares of Common Stock multiplied by the number of times he has been elected to the Scientific Review Council between October 1, 1990 and October 15, 1993, inclusive. Such options are granted as of December 16, 1993 and shall be exercisable in one-third cumulative installments beginning one year after the date of the grant.

All options granted under this Section 6.3 shall be exercisable at the fair market value of the Common Stock subject to the option as of the date of grant. All options granted under this Section 6.3 after December 9, 1991 shall expire ten years after the date they are granted, and all options granted under the Plan to Outside Directors and members of the Corporation's scientific Review Council and outstanding as of December 9, 1991 shall be amended, if the Optionee consents, to extend their expiration date so that they will expire ten years after the date they were granted.

7.  Adjustment In Number Of Shares And Option Price.

        In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any such option and for each share of Common Stock reserved for the grant of options pursuant to the Plan but not yet subject to option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall have been so changed or for which each such share shall have been exchanged. In the event there shall be any change, other than as specified above in this Section 7 in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged then if the Board of Directors shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of options pursuant to the Plan but not yet subject to option and of the shares then subject to an option or options, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan and of each option outstanding thereunder. In the case of any such substitution or adjustment as provided in this Section 7, the option price set forth in each outstanding option for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 7. Upon any adjustment made pursuant to this Section 7 the Company will, upon request, deliver to the Optionee or to his Successors a certificate of its Secretary setting forth the Option Price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such option.





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8. Options In Substitution For Stock Options Granted By Other Corporations.

        Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become key employees of the Corporation as the result of a merger or consolidation of the corporation which employs such employee with the Corporation or the acquisition by the Corporation of stock of the employing corporation as a result of which it becomes a Subsidiary, or the acquisition of assets of the employing corporation. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth herein as appropriate, to such extent as the Committee at the time of the grant may deem appropriate to conform such substitute options, in whole or in part, to the provisions of the options in substitution for which they are granted.

9. Employment Or Service.

        Options granted under the Plan shall not be affected by any change of employment or, in the case of Outside Directors and SRC members, service so long as the holder continues to be an employee or, in the case of Outside Directors, a Director or, in the case of SRC members, an SRC member of the Corporation. Nothing in the Plan or in any options or rights granted pursuant to the Plan shall confer on any individual any right to continue in the employ or service of the Corporation or interfere in any way with the right of the Corporation to terminate such employment or service at any time.

10. Use Of Proceeds.

        Any cash proceeds derived from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Corporation available for all corporate purposes and the cost to the Company of repurchases of stock shall be chargeable against the general funds of the Company.

11. Amendment And Termination Of Plan.

        The Plan may be terminated at any time by vote of the holders of a majority of the stock of the Corporation present or represented and entitled to vote at a duly held meeting of shareholders, or by the Board of Directors, provided, however, that no outstanding options may be terminated other than pursuant to the terms of this Agreement, or pursuant to the terms of such options. The Board of Directors may make such amendments to the Plan, and with the consent of the Optionee, to the terms and conditions of his options, as it shall deem advisable, provided, however, that the provisions of section 6.3 may not be amended more often than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, and the Board of Directors may not, without approval by vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation, (i) increase the maximum number of shares as to which options may be granted under the Plan, either in the aggregate or as to any individual optionee, except as provided in Section 7, (ii) extend the last date for the grant of options, (iii) reduce the price at





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which options may be granted, except as provided in Section 7, (iv) materially modify the eligibility requirements for participation in the Plan, or (v) materially increase the benefits accruing to participants in the Plan.

12.  Miscellaneous.

        (a) Definition Of Affiliate. For all purposes of the Plan the term "Affiliate" means any corporation which is either a "Parent Corporation" or a "Subsidiary Corporation" of the Corporation, as those terms are defined in Sections 425(e) and 425(f), respectively, of the Internal Revenue Code.

        (b) Definition Of Subsidiary. For all purposes of the Plan the term "Subsidiary" shall have the meaning set forth in Section 425(f) of the Internal Revenue Code.

        (c) Internal Revenue Code References. References in this Plan to sections of the Internal Revenue Code shall include any amendments thereto and subsequently enacted sections of the Internal Revenue Code which replace or correspond to the sections referred to in this Plan.